                                  EXHIBIT 4(b)

                                     FORM OF


                       Consent in Lieu of Special Meeting
                             of a Special Committee
                      Created by the Board of Directors of
                                 USG Corporation
                      ------------------------------------


          The undersigned, being all of the members of a special committee (the

"Special Committee") designated and authorized by the Board of Directors of USG

Corporation, a Delaware corporation (the "Corporation"), in lieu of holding a special meeting of the Special Committee, hereby take the following actions and adopt the following resolutions by unanimous written consent pursuant to the

General Corporation Law of the State of Delaware and the By-laws of the

Corporation.

          WHEREAS, USG Corporation, a Delaware corporation (the "Corporation") has entered into an Indenture, dated as of October 1, 1986 (the "Indenture"), with Harris Trust and Savings Bank (the "Trustee"), providing for the issuance from time to time of debt securities (the "Securities") in one or more series under the Indenture; and

          WHEREAS, the Corporation desires to create a series of Securities under the Indenture and to make provision for the form and terms thereof, and to make provision for and authorize certain other matters and agreements in connection with the issuance and sale of the Securities; and

          WHEREAS, the Board of Directors of the Corporation has established the Special Committee and has authorized, empowered and directed the Special Committee to take all actions relating to the issuance of up to $150 million in principal amount of a separate series of Securities, determine and specify the form and terms of such series and authorize the terms of issuance and sale of such series; and

          WHEREAS, In connection with the offering (the "Offering") of the series of Securities to be authorized pursuant to these resolutions, the Special Committee has reviewed (i) that certain preliminary prospectus (the "Preliminary Prospectus") which is part of a registration statement (the "Registration Statement") filed with the Securities & Exchange Commission on July 24, 1995, and

(ii) an underwriting agreement (the "Underwriting Agreement") dated as of August __, 1995, among the Corporation and the underwriters parties thereto; and

          WHEREAS, the capitalized terms used in these resolutions and not otherwise defined herein shall have the same meaning herein as the meanings given to such terms in the Indenture;

          NOW, THEREFORE, BE IT RESOLVED: That the following resolutions are adopted by the Special Committee effective as of August __, 1995.

          BE IT FURTHER RESOLVED: That there is hereby approved and established a series of Securities under the Indenture, whose terms shall be as follows (certain capitalized terms used in this resolution are defined in paragraph 16 hereof):

          (1) SERIES DESIGNATION. The series of Securities established hereby to be issued pursuant to the Indenture shall be known and designated as the "____% Senior Notes due 2005" (the "Senior 2005 Notes").

          (2) AGGREGATE PRINCIPAL AMOUNT. The aggregate principal amount of the Senior 2005 Notes shall be limited to $150,000,000 (except as provided in Section 2.01(2) of the Indenture).

          (3) MATURITY. The stated maturity of the principal of the Senior 2005 Notes shall be __________, 2005.

          (4) PAYMENT OF INTEREST. The Senior 2005 Notes shall bear interest at the rate of ____% per annum from __________, 1995 or from the most recent Interest Payment Date (defined below) to which interest has been paid or duly provided for, as the case may be, payable on each ___________ and __________, commencing ______________, 1996, until the principal amount thereof is paid or made available for payment. Each __________ and ___________ shall be an "Interest Payment Date" for the Senior 2005 Notes. The ___________ or ___________ (whether or not a Business Day) next preceding an Interest Payment Date shall be the "Regular Record Date" for the interest payable on such Interest Payment Date.

          (5) PLACE OF PAYMENT. Principal (and premium, if any) and interest is payable, and the transfer of the Senior 2005 Notes is registrable, at the office or agency of the Corporation maintained for such purpose in the City of Chicago, State of Illinois, currently the Corporate Trust Office of the Trustee, Harris Trust and Savings Bank, 311 West Monroe Street, Chicago, Illinois 60690; provided, however, that payment of interest may be made at the option of the Corporation by check or draft mailed to the person entitled thereto as such person's address appears in the security register maintained for such purpose pursuant to the Indenture. No service charge will be made for any transfer or exchange except the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

          (6)  REDEMPTION.  The Senior 2005 Notes are not subject to redemption
by the Corporation prior to                      , 2000.  Thereafter, the Senior
2005 Notes may, from time to time, be redeemed, in whole or in part, at the option of the Corporation upon not less than 30 nor more than 60 days' prior notice to Holders given as provided in Section 3.02 of the Indenture, at the redemption prices set forth below (expressed in percentages of the principal amount thereof), plus accrued and unpaid interest thereon, up to the Redemption Date (provided that installments of interest, which are due and payable on or prior to the Redemption Date, shall be payable to the Holders of such Senior 2005 Notes, registered as such at the close of business on the relevant record dates, according to the terms and provisions of Sections 2.04 and 3.03 of the Indenture.)


                 REDEMPTION PERIOD                PERCENTAGE
                 -----------------                ----------

         _______, 2000 to __________, 2001
         _______, 2001 to __________, 2002
         _______, 2002 to __________, 2003
                    After __________, 2003                  100%


If less than all of the Senior 2005 Notes are to be redeemed, the selection of the Senior 2005 Notes to be redeemed shall be made as provided in Section 3.02 of the Indenture.

          (7) REGISTERED SECURITIES ONLY. Subject to paragraph 9 hereof, the Senior 2005 Notes shall be issued as Registered Securities only, in fully registered form, without coupons.

          (8) ADDITIONAL AMOUNTS. The Corporation will not pay any Additional Amounts on the Senior 2005 Notes held by a person who is not a U.S. Person in respect of any tax, assessment or governmental charge withheld or deducted.

          (9) (a) GLOBAL SECURITY. The Senior 2005 Notes will initially be issued in the form of one or more Global Securities (as defined below) held in book-entry form. The Depository Trust Company ("DTC") or its nominees shall be the Depositary (as defined below) and the sole registered Holder of the Senior 2005 Notes for all purposes under the Indenture. "Global Security" means a security evidencing all or a part of a series of Securities issued to, and registered in the name of, the depository for such series (or its nominee) (the "Depository") in accordance with this paragraph (9).

          (b) PAYMENTS. Payment of principal and interest on Senior 2005 Notes represented by any such Global Security will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Senior 2005 Notes represented thereby for all purposes under the Indenture. None of the Corporation, the Trustee, any agent of the Corporation, or the Underwriters will have any responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Senior 2005 Notes or for maintaining, supervising, or reviewing any of DTC's records relating to such beneficial ownership interests.

          (c) EXCHANGE OF GLOBAL SECURITY. A Global Security may not be transferred except as a whole by DTC to a nominee of DTC. A Global Security is exchangeable for certificated Senior 2005 Notes only if (i) DTC notifies the Corporation that it is unwilling or unable to continue as a Depository for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the Corporation executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable, and exchangeable, and such transfers shall be registrable, or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default with respect to the Senior 2005 Notes represented by such Global Security. Any Global Security that is exchangeable for certificated Senior 2005 Notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated Senior 2005 Notes in authorized denominations and registered in such names as the Depository holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depository or its nominee. In the event that a Global Security becomes exchangeable for certificated Senior 2005 Notes, (i) certificated Senior 2005 Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, any repurchase price, and interest on the certificated Senior 2005 Notes will be payable, and the transfer of the certificated Senior 2005 Notes will be registerable at the office or agency of the Corporation maintained for such purposes, and (iii) no service charge will be made for any registration of transfer or exchange of the certificated Senior 2005 Notes, although the Corporation may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

          (f) DEPOSITORY. So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the Senior 2005 Notes represented by such Global Security for the purposes of receiving payment of the Senior 2005 Notes, receiving notices, and for all other purposes hereunder and under the Indenture and the Senior 2005 Notes.

          (10) ADDITIONAL COVENANTS. The following additional covenants of the Corporation shall be added for the benefit of the Senior 2005 Notes and will be applicable to the Corporation unless and until the Corporation reaches Investment Grade Status; after the Corporation has reached Investment Grade Status, and notwithstanding that the Corporation's Debt Rating may later cease to be rated Investment Grade by either S&P or Moody's or both, the Corporation will be released from its obligations to comply with each of the restrictive covenants described below, except for clauses (a), (b), (d) and (e):

          (a) LIMITATION ON INDEBTEDNESS.

          (A) The Corporation will not, directly or indirectly, Incur any Indebtedness unless, immediately after the date of the Incurrence of such Indebtedness and after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof as if such Indebtedness had been Incurred and the proceeds thereof applied on the first day of the Determination Period, the Consolidated Interest Coverage Ratio of the Corporation exceeds 2.0 to 1.

          (B) Notwithstanding the foregoing, the Corporation may Incur the following Indebtedness (although any Indebtedness so Incurred shall be included, to the extent outstanding at the Transaction Date, in any subsequent determination of the Consolidated Interest Coverage Ratio):
     (i) Indebtedness under the Credit Agreement; (ii) Indebtedness outstanding on the Issue Date; (iii) Indebtedness outstanding under the Senior 2005 Notes; (iv) Indebtedness of the Corporation in respect of Capital Lease Obligations and Sale and Leaseback Transactions Incurred after the Issue Date if after giving effect to the Incurrence of such Indebtedness the aggregate amount of Priority Indebtedness outstanding would not exceed the Priority Indebtedness Basket; (v) Indebtedness under Interest Rate Protection Agreements, provided that the obligations under such agreements are related to payment obligations on Indebtedness otherwise permitted by the terms of this covenant; (vi) Indebtedness of the Corporation to any wholly owned Restricted Subsidiary of the Corporation (but only so long as such debt is held by such wholly owned Restricted Subsidiary); (vii) Permitted Refinancing Indebtedness; (viii) Indebtedness incurred in connection with a prepayment of the Senior 2005 Notes pursuant to a Change of Control, provided that (x) the principal amount of such Indebtedness does not exceed the principal amount of the Senior 2005 Notes prepaid plus all interest accrued thereon and all related fees, expenses and redemption and repurchase premiums related thereto (including any payments made in connection with procuring any required lender or similar consents);
     (y) such Indebtedness has an Average Life equal to or greater than the remaining Average Life of the Senior 2005 Notes; and (z) such Indebtedness does not mature prior to the Stated Maturity of the Senior 2005 Notes; and
     (ix) Indebtedness not otherwise permitted to be Incurred pursuant to this clause (B) or clause (A) above in an aggregate principal amount at any one time outstanding not to exceed $125 million.

          (b) LIMITATION ON RESTRICTED SUBSIDIARY INDEBTEDNESS AND PREFERRED STOCK.

          (A) The Corporation will not permit any of its Restricted Subsidiaries to Incur, directly or indirectly, any Indebtedness or issue any Preferred Stock, except: (i) Indebtedness outstanding on the Issue Date; (ii) Indebtedness or Preferred Stock issued to and held by the Corporation or any wholly owned Restricted Subsidiary of the Corporation (but only so long as such Indebtedness or Preferred Stock is held or owned by the Corporation or any wholly owned Restricted Subsidiary of the Corporation); (iii) Indebtedness of a Restricted Subsidiary in respect of Capital Lease Obligations and Sale and Leaseback Transactions if after giving effect to the Incurrence of such Indebtedness the aggregate amount of Priority Indebtedness outstanding would not exceed the Priority Indebtedness Basket; (iv) Indebtedness under Interest Rate Protection Agreements, provided that the obligations under such agreements are related to payment obligations on Indebtedness otherwise permitted by the terms of this covenant; (v) Indebtedness Incurred as Project Financing by a Foreign Restricted Subsidiary; (vi) Indebtedness not otherwise permitted to be Incurred or Preferred Stock not otherwise permitted to be issued pursuant to this paragraph if after giving effect to the Incurrence of such Indebtedness or the issuance of such Preferred Stock the aggregate amount of Priority Indebtedness outstanding would not exceed the Priority Indebtedness Basket; provided that the aggregate amount of Indebtedness Incurred or Preferred Stock issued by Domestic Restricted Subsidiaries pursuant to this clause (vi) shall not exceed $75 million at any one time outstanding; and
     (vii) Indebtedness Incurred or Preferred Stock issued in exchange for, or the proceeds of which are used to Refinance, Indebtedness referred to in clause (i) of this paragraph (or any successor Indebtedness Incurred pursuant to and in accordance with this clause (vi) to Refinance such Indebtedness or successor Indebtedness), to the extent that (A) the principal amount of such Indebtedness or the liquidation value of such Preferred Stock so Incurred or issued does not exceed the principal amount or liquidation value of the Indebtedness or Preferred Stock so exchanged or Refinanced plus all interest or dividends accrued thereon and all related fees, expenses and redemption and repurchase premiums (including any payments made in connection with procuring any required lender or similar consents), (B) the Indebtedness so Incurred or Preferred Stock so issued has a Stated Maturity or final redemption date later than the Stated Maturity or final redemption date (if any) of, and an Average Life that is longer than that of, the Indebtedness or Preferred Stock being exchanged or Refinanced and (C) the Indebtedness so Incurred or Preferred Stock so issued has no greater recourse to the Property of the Corporation or its Subsidiaries than that of the Indebtedness or Preferred Stock being exchanged or refinanced.

          (B) Any Indebtedness Incurred or Preferred Stock issued pursuant to the preceding paragraph will be included, to the extent outstanding at the Transaction Date, in any subsequent determination of the Consolidated Interest Coverage Ratio.

          (C) The Corporation will not, and will not permit any of its Restricted Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of an Unrestricted Subsidiary or otherwise) unless, after giving effect to such action, transaction or series of transactions, on a pro forma basis,
     (i) the Corporation could Incur at least $1.00 of additional Indebtedness pursuant to clause (a)(A) of this paragraph (10) and (ii) such Subsidiary could then Incur, pursuant to subclauses (ii) through (vi) of clause (A) above, all Indebtedness as to which it is obligated at such time.

          (c)  LIMITATIONS ON RESTRICTED PAYMENTS.

          (A) The Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if, at the time of and after giving effect to the proposed Restricted Payment (i) any Default or Event of Default has occurred and is continuing, (ii) the

     Corporation could not incur at least $1.00 of additional Indebtedness under clause (a)(A) of this paragraph (10) or (iii) the aggregate amount expended or declared for all Restricted Payments from the Issue Date (the Fair Market Value of the amount so expended or committed, if other than in cash, to be determined in good faith by the Board of Directors of the Corporation) exceeds the sum of (A) 50% of the aggregate Consolidated Net Income of the Corporation (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) commencing on the last day of the fiscal quarter immediately preceding the Issue Date and ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment, (B) 100% of the aggregate net proceeds, including cash and the Fair Market Value of Property other than cash, received by the Corporation subsequent to the Issue Date from capital contributions from its stockholders or from the issuance or sale (other than to a Subsidiary) of Qualified Capital Stock of the Corporation or of any convertible securities or debt obligations issued on or after the date of issuance of the Senior 2005 Notes which have been converted into, exchanged for or satisfied by the issuance of Qualified Capital Stock and (C) $175.0 million (collectively, the "Restricted Payment Basket").

          (B)  The foregoing limitations do not prevent the Corporation from
     (i) paying a dividend on its Capital Stock within 60 days after declaration thereof if, on the declaration date, the Corporation could have paid such dividend in compliance with the Indenture; (ii) acquiring shares of its Capital Stock (1) solely in exchange for other shares of its Capital Stock (other than Redeemable Stock), (2) to eliminate fractional shares for up to an aggregate consideration in any fiscal year of the Corporation not to exceed $10.0 million, (3) pursuant to an order of a court of competent jurisdiction, or (4) from an employee or director of the Corporation in connection with repurchase provisions under employee or director stock option and stock purchase agreements or plans or other agreements to compensate employees or directors of the Corporation, but in no event may such acquisition of its shares by the Corporation be for a price greater than the higher of fair market value and the price at which such securities were sold to such employee or director by the Corporation; (iii) purchasing or redeeming Indebtedness which is contractually subordinated to the Senior 2005 Notes in exchange for, or out of the proceeds of, the substantially concurrent (1) sale or issuance of Capital Stock (other than Redeemable Stock) of the Corporation, or (2) Incurrence of Indebtedness of the Corporation that is at least as contractually subordinated in right of payment to the Senior 2005 Notes and has a Stated Maturity later than the

     Stated Maturity of the Senior 2005 Notes as the Indebtedness so refinanced and an Average Life greater than the remaining Average Life of the Senior 2005 Notes; (iv) the distribution or redemption by the Corporation of any rights to purchase capital stock of the Corporation or any other Person which rights are or were issued as part of a shareholder rights plan; provided that any such redemption will be at a price not to exceed $0.01 per right; (v) the making of any payment required pursuant to the Corporation's 1988 plan of recapitalization or the Corporation's 1993 plan of reorganization; provided that such payments shall not exceed $5 million in the aggregate; and (vi) purchasing or redeeming up to 25% of the stock of any Restricted Subsidiary to the extent the Restricted Payment Basket is not exceeded. Further, (x) the foregoing restrictions do not prevent CGC Inc. from paying ordinary dividends and (y) in the case of a Qualified Receivables Transaction, the foregoing limitations do not prevent a Receivables Subsidiary from acquiring equity interests of a trust or other person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction.

          (C)  The payments permitted to be made pursuant to subclauses (ii)(1),
     (iii), (iv) and (v) of clause (B) above shall be excluded for purposes of any future calculations of the aggregate amount expended or declared for Restricted Payments. The payments permitted to be made pursuant to subclauses (i), (ii)(2), (ii)(3), (ii)(4), and (vi) above, and payments of dividends pursuant to subclause (x) of the last sentence of clause (B) above made by CGC Inc. to any Person other than the Corporation or its Restricted Subsidiaries, shall be included for purposes of any future calculations of the aggregate amount expended or declared for Restricted Payments.

          (d) LIMITATION UPON SECURED INDEBTEDNESS OF THE CORPORATION AND ITS RESTRICTED SUBSIDIARIES. (A) So long as any of the Senior 2005 Notes are outstanding, the Corporation will not itself, and will not permit any Restricted Subsidiary to, Incur any Indebtedness secured by a Lien on any Principal Operating Property or on any shares of stock or Indebtedness of any Restricted Subsidiary, without effectively providing that the Senior 2005 Notes (together with, if the Corporation so determines, any other Senior Indebtedness of the Corporation or Indebtedness of such Restricted Subsidiary then existing or thereafter created) shall be secured equally and ratably with (or, at the Corporation's option, prior to) such secured Indebtedness so long as such secured Indebtedness shall be so secured, unless, after giving effect thereto, Priority Indebtedness would not exceed the Priority Indebtedness Basket.

          (B) Notwithstanding clause (A) of this paragraph (d), this restriction does not apply to, and there will be excluded from secured Indebtedness in any computation of Priority Indebtedness determined by reference to such restriction, Indebtedness secured by:

          (i) Liens on property of, or on any shares of stock or Indebtedness of, any Person existing at the time such Person becomes a Restricted Subsidiary;

          (ii) Liens in favor of the Corporation or a wholly owned Restricted Subsidiary;

          (iii) Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute;

          (iv) (y) if made and continuing in the ordinary course of business, any Lien as security for the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money or the securing of Indebtedness, or (z) any Lien with any governmental agency required or permitted to qualify the Corporation or any Restricted Subsidiary to conduct business, to maintain self-insurance or to obtain the benefits of any law pertaining to workmen's compensation, unemployment insurance, old age pensions, social security or similar matters;

          (v) Liens for taxes, assessments or governmental charges or levies if such taxes, assessments, governmental charges or levies shall not at the time be due and payable, or if the same thereafter can be paid without penalty, or if the same are being contested in good faith by appropriate proceedings;

          (vi) Liens created by or resulting from any litigation or legal proceeding which at the time is currently being contested in good faith by appropriate proceedings; or Liens arising out of judgments or awards as to which the time for prosecuting an appeal or proceeding for review has not expired;

          (vii) Liens on, and limited to, property (including leasehold estates), shares of stock or Indebtedness existing at the time of acquisition thereof (including acquisition through merger or consolidation and not put in place in contemplation of the transaction) or to secure the payment of all or any part of the purchase price thereof or construction thereon or to secure any Indebtedness incurred prior to, at the time of, or within 120 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or within 120 days after the acquisition of such shares or Indebtedness for the purpose of financing all or any part of the purchase price thereof or construction thereon;

          (viii) Liens on the assets of a Receivables Subsidiary in a Qualified Receivables Transaction; and

          (ix) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (i) through (viii), inclusive, provided, that (x) such extension, renewal or replacement Lien shall be limited to all or a part of the same property, shares of stock or Indebtedness that secured the Lien extended, renewed or replaced (plus improvements on such property) and
     (y) the Indebtedness secured by such Lien at such time is not increased.

          (e)  LIMITATION UPON SALE AND LEASEBACK TRANSACTIONS.

          (A) So long as any of the Senior 2005 Notes are outstanding, except as hereinafter provided, the Corporation will not itself, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Operating Property owned by them while the Senior 2005 Notes are outstanding.

          (B) This restriction does not apply to any Sale and Leaseback Transaction if: (i) the Corporation or such Restricted Subsidiary could mortgage such Principal Operating Property under the restrictions set forth under clause (d) of this paragraph (10) in an amount equal to the Attributable Value with respect to such Sale and Leaseback Transaction without equally and ratably securing the Indenture Securities; (ii) within 120 days after the sale or transfer is completed, the Corporation or a Restricted Subsidiary applies to the retirement of Senior Indebtedness of the Corporation or Indebtedness of a Restricted Subsidiary an amount equal to the greater of (A) the net proceeds of the sale of the Principal Operating Property leased or (B) the fair market value of the Principal Operating Property leased at the time of entering into such arrangement (as determined in any manner approved by the Board of Directors); or (iii) such arrangement is between the Corporation and a wholly-owned Restricted Subsidiary or between Restricted Subsidiaries.

          (f)  TRANSACTIONS WITH AFFILIATES.

          (A) Neither the Corporation nor any Restricted Subsidiary will be permitted to: (i) sell, lease, transfer, or otherwise dispose of any of its properties, assets, or securities to; (ii) purchase any property, assets, or securities from; or (iii) enter into any contract or agreement with, or for the benefit of, an Affiliate, within the meaning of Rule 405 promulgated by the Commission under the Securities Act, of the Corporation or a Subsidiary of the Corporation (an "Affiliate Transaction"), other than Affiliate Transactions (A) in the ordinary course of business with Affiliates which are directly or indirectly controlled by the Corporation and are engaged in a similar or complementary line of business, which Affiliate Transactions do not exceed: (a) $25.0 million in any one Affiliate Transaction or series of related Affiliate Transactions unless a majority of the disinterested members of the Board of Directors of the Corporation determines that such Affiliate Transaction or series of Affiliate Transactions is on terms not less favorable to the Corporation or such Restricted Subsidiary than those that would apply to an arms-length transaction with an unaffiliated party and (b) $100.0 million in any one Affiliate Transaction or series of related Affiliate Transactions unless the test set forth in clause (a) has been satisfied and the Board of Directors of the Corporation shall have been advised by an independent financial advisor that, in the opinion of such advisor, such Affiliate Transaction or series of Affiliate Transactions is fair, from a financial point of view, to the Corporation or such Restricted Subsidiary; and
     (B) with Affiliates other than those described in subclause (A) above, which in the aggregate do not exceed: (a) $5.0 million in any one Affiliate Transaction or series of related Affiliate Transactions unless an officer of the Corporation certifies in writing that such Affiliate Transaction or series of Affiliate Transactions is on terms not less favorable to the Corporation or such Restricted Subsidiary than those that would apply to an arms-length transaction with an unaffiliated party; (b) $25.0 million in any one Affiliate Transaction or series of related Affiliate Transactions unless a majority of the disinterested members of the Board of Directors of the Corporation determines that such Affiliate Transaction or series of Affiliate Transactions is on terms not less favorable to the Corporation or such Restricted Subsidiary than those that would apply to an arms-length transaction with an unaffiliated party and (c) $100.0 million in any one Affiliate Transaction or series of related Affiliate Transactions unless the test set forth in clause (b) has been satisfied and the Board of Directors of the Corporation shall have been advised by an independent financial advisor that, in the opinion of such advisor, such Affiliate Transaction or series of Affiliate Transactions is fair, from a financial point of view, to the Corporation or such Restricted Subsidiary; provided that (x) transactions between or among the Corporation and/or its wholly owned Restricted Subsidiaries will not be considered Affiliate Transactions and
     (y) transactions between a Receivables Subsidiary and any Person as part of a Qualified Receivables Transaction will not be considered an Affiliate Transaction, but only to the extent such transactions are solely in connection with the Qualified Receivables Transaction. In addition, any other Affiliate Transactions that are not covered by subclause (A) or (B) of the preceding sentence by reason of their size shall be on terms not less favorable to the Corporation or such Restricted Subsidiary than those that would apply to an arms-length transaction with an unaffiliated party.

          (B)  The limitations in subclause (A) above do not apply to
     (i) transactions with an officer or director of the Corporation or any Subsidiary of the Corporation entered into in the ordinary course of business regarding compensation or employee benefit arrangements or (ii) transactions between the Corporation and its wholly owned Restricted Subsidiaries or among its wholly owned Restricted
     Subsidiaries or (iii) transactions in the ordinary course of business consistent with past practice between the Corporation and CGC Inc., so long as CGC Inc. remains a Restricted Subsidiary.

          (g)  LIMITATION ON ASSET SALES.

          (A) The Corporation will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless: (i) the Corporation or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value of the Property disposed of and
     (ii) at least 70% of the consideration received by the Corporation or such Restricted Subsidiary for such Property is in the form of cash, cash equivalents, Indebtedness with respect to which the Corporation and its remaining Restricted Subsidiaries are no longer liable and trade payables assumed by the buyer; provided that the Corporation must, within 270 days of such Asset Sale, at the Corporation's option, (1) reinvest (or cause a Restricted Subsidiary to reinvest) an amount equal to the Net Cash Proceeds (or any portion thereof) from such disposition in Additional Assets and/or
     (2) apply an amount equal to such Net Cash Proceeds to the repayment of Senior Indebtedness or Indebtedness of Restricted Subsidiaries and/or (3) offer to apply an amount equal to such Net Cash Proceeds to the repayment of the Senior 2005 Notes and repurchase any Senior 2005 Notes properly tendered in acceptance of such Prepayment Offer on a pro rata basis at a purchase price at least equal to 100% of their principal amount plus interest accrued to the date of such repurchase (subject to the rights of Holders of record on the relevant record date to receive such interest). In the event the remaining Net Cash Proceeds resulting from any Asset Sale after giving effect to the purchase of Additional Assets and/or the repayment of Senior Indebtedness or Indebtedness of Restricted Subsidiaries are less than $25.0 million, the application of an amount equal to such remaining Net Cash Proceeds to a pro rata offer to repurchase the Senior 2005 Notes may be deferred until such time as such remaining Net Cash Proceeds, together with remaining Net Cash Proceeds from any prior or subsequent Asset Sales not otherwise applied in accordance with this paragraph, are at least equal to $25.0 million. To the extent that any portion of the amount of Net Cash Proceeds remains after compliance with the foregoing and provided that all Holders have been given the opportunity to tender their Senior 2005 Notes for repurchase as provided in subclause (3) above, the Corporation or such Restricted Subsidiary may use such remaining amount for general corporate purposes.

          (B) Within five Business Days after 270 days from the date of an Asset Sale, the Corporation shall, if it chooses (or is obligated) to apply an amount equal to any remaining Net Cash Proceeds (or any portion thereof) to fund an offer to repurchase the Senior 2005 Notes, send a written Prepayment Offer Notice, by first-class mail, to the Holders of the Senior 2005 Notes. The Prepayment Offer Notice will also state (i) that the Corporation is offering to purchase Senior 2005 Notes pursuant to the provisions of the Indenture described in clause (g) of this paragraph (10),
     (ii) that any Senior 2005 Notes (or any portion thereof) accepted for payment (and duly paid on the Purchase Date) pursuant to the Prepayment Offer will cease to accrue interest after the Purchase Date, (iii) the Expiration Date of the Prepayment Offer, which will be, subject to any contrary requirements of applicable law, not less than 30 days nor more than 60 days after the date of such Prepayment Offer, (iv) a Purchase Date (which shall be the settlement date for the purchase of Senior 2005 Notes and shall be within three business days after the Expiration Date), (v) the aggregate principal amount of Senior 2005 Notes to be purchased and the purchase price thereof and (vi) a description of the procedure which a Holder must follow and any other information necessary to tender all or any portion of such Holder's Senior 2005 Notes.

          (h) LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Corporation will not be permitted to, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction (other than pursuant to law or regulation) on the ability of any Restricted Subsidiary to (i) pay any dividend on, or make any other distribution on account of, its capital stock or pay any Indebtedness owed to the Corporation or a Restricted Subsidiary,
(ii) make loans or advances to the Corporation or a Restricted Subsidiary, or
(iii) transfer any of its property or assets to the Corporation or any other Restricted Subsidiary, except for (a) restrictions in agreements existing as of the date of issuance of the Senior 2005 Notes, (b) restrictions in the Collateral Trust Agreement, (c) restrictions on Foreign Restricted Subsidiaries relating to Project Financings, (d) restrictions on Foreign Joint Ventures,
(e) restrictions on Domestic Joint Ventures, but only to the extent that the amounts invested by the Corporation in the entities subject to such restrictions do not exceed $25.0 million in the aggregate at any one time, (f) Indebtedness or other contractual requirements of a Receivables Subsidiary solely in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary, (g) any encumbrance or restriction pursuant to an agreement relating to an acquisition of Property, so long as the encumbrances or restrictions in any such agreement relate solely to the Property so acquired and were not created in connection with or in anticipation of such acquisition, (h) any encumbrance or restriction relating to any Indebtedness of any Restricted Subsidiary at the date on which such Restricted Subsidiary was acquired by the Corporation or any Restricted Subsidiary (other than Indebtedness issued by such Restricted Subsidiary in connection with or in anticipation of its acquisition), (i) any encumbrance or restriction pursuant to an agreement effecting a permitted refinancing of Indebtedness issued pursuant to an agreement referred to in the foregoing clauses (a), (b), (g) and (h), so long as the encumbrances and restrictions contained in any such refinancing agreement are no more restrictive than the encumbrances and restrictions contained in such agreements, (j) customary provisions restricting subletting or assignment of leases and customary provisions in other agreements that restrict assignment of such agreements or rights thereunder, (k) any restriction on the sale or other disposition of assets or Property securing debt as a result of a lien of the kind set forth in subclauses (i)-(viii) of clause (d)(B) of this paragraph (10), (l) restrictions in agreements with Foreign Restricted Subsidiaries taking the form of net worth maintenance tests and similar financial covenants and (m) agreements for the purchase of synthetic gypsum entered into in the ordinary course of business consistent with past practice.

          (i) RESTRICTED AND UNRESTRICTED SUBSIDIARIES. The Corporation may designate a Subsidiary (including a newly formed or newly acquired Subsidiary) of the Corporation or any of its Restricted Subsidiaries as an Unrestricted Subsidiary if (i) such Subsidiary does not have any obligations which, if in Default, would result in a cross default on Indebtedness of the Corporation and
(a) such Subsidiary has total assets of $1,000 or less, or (b) such designation is effective immediately upon such Person becoming a Subsidiary of either the Corporation or any of its Restricted Subsidiaries or (ii) such Subsidiary is a Receivables Subsidiary or a captive insurance company. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Corporation or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary thereof. Except as provided in subclause (i)(a) of this clause (i), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. An Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary. The designation of an Unrestricted Subsidiary or removal of such designation shall be made by the Board of Directors of the Corporation or a committee thereof pursuant to a certified resolution delivered to the Trustee and shall be effective as of the date specified in the applicable certified resolution, which shall not be prior to the date such certified resolution is delivered to the Trustee.

          (11)(a) CHANGE OF CONTROL. Upon the occurrence of a Change of Control, each Holder shall have the right to require the Corporation to repurchase such Holder's Senior 2005 Notes, in whole or in part, in integral multiples of $1,000, pursuant to an offer to purchase by the Corporation (the "Change of Control Offer") at a price (the "Repurchase Price") in cash equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Change of Control Payment Date (as defined in clause (b) below.)

          (b) NOTICE. Within 30 calendar days subsequent to the date of any Change of Control, the Corporation will mail a notice to each Holder and to the Trustee stating, among other things, (i) that a Change of Control has occurred and a Change of Control Offer is being made, and that, although Holders are not required to tender their Senior 2005 Notes, all Senior 2005 Notes that are timely tendered will be accepted for payment, (ii) the Repurchase Price and the payment date (the "Change of Control Payment Date"), which will be a date occurring no earlier than 30 days and no later than 60 days after the date on which such notice is mailed,(iii) that any Senior 2005 Notes (or any portion thereof) accepted for payment pursuant to the Change of Control Offer (and duly paid on the Change of Control Payment Date) will cease to accrue interest after the Change of Control Payment Date, (iv) a description of the transaction or transactions constituting the

Change of Control, and (v) the procedures that Holders must follow in order to tender their Senior 2005 Notes for payment.

          (c) CHANGE OF CONTROL AFTER ACHIEVING INVESTMENT GRADE STATUS. In the event the Corporation reaches Investment Grade Status, the Change of Control provisions in clauses (a) and (b) above shall no longer apply, and thereafter if both a Designated Event with respect to the Corporation and a Rating Decline in connection therewith shall occur, the Corporation will be obligated to offer to repurchase in the manner contemplated by clauses (a) and (b) above any or all of the Senior 2005 Notes at a price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. If the Corporation effects defeasance of the Senior 2005 Notes under either alternative contemplated by paragraph 14 of this resolution prior to the date notice of a Rating Decline in connection with a Designated Event is required, the Corporation will not be obligated to make a repurchase offer as a result of such Designated Event and Rating Decline.

          (d) ACCRUED INTEREST. Rights to receive accrued interest upon any repurchase under this paragraph (11) shall be subject to the rights of Holders of record on the relevant record date to receive such interest.

          (12) ADDITIONAL RESTRICTIONS ON MERGER. So long as any Senior 2005 Notes are outstanding, the following additional restrictions on merger shall be added to those restrictions on merger in the Indenture for the benefit of the Senior 2005 Notes and the Holders thereof: the Corporation will not, except as described below, consolidate with or merge into any other Person or sell or transfer all or substantially all of its properties and assets to another Person unless: (i) immediately before and after giving effect to such transaction or series of related transactions on a pro forma basis, no Default or Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default), shall have occurred and be continuing; (ii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions), the Corporation (or the surviving entity if the Corporation is not continuing) would be able to Incur at least $1.00 of additional Indebtedness under clause
(a)(A) of paragraph (10) hereof; and (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions) as if such transaction had occurred on the first day of the Determination Period, the Corporation (or the surviving entity if the Corporation is not continuing) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Corporation immediately prior to the transaction or series of transactions. The foregoing restriction will not apply to the merger or consolidation of a Restricted Subsidiary of the Corporation with or into the Corporation. In the event the Corporation reaches Investment Grade Status and notwithstanding that the Corporation's Debt Rating thereafter ceases to be rated Investment Grade by either S&P or Moody's or both the restrictions contained in clauses (ii) and (iii) above shall cease to apply.

          (13)  (a) EVENTS OF DEFAULT.   The following additional Events of
Default shall be added for the benefit of the Senior 2005 Notes:

               (i) default in the payment of any principal or premium, if any, on the Senior 2005 Notes when the same becomes due and payable upon repurchase pursuant to a Prepayment Offer as described in clause (g) of paragraph (10) hereof or pursuant to a Change of Control or other Designated Event as described in paragraph (11) hereof;

               (ii) default for 60 days after written notice thereof in the performance of any covenant (other than those covered by subclause
          (i) and by Sections 6.01(a) and (b) of the Indenture applicable to the Senior 2005 Notes), which written notice requires remedy of such default and has been given to the Corporation by the Trustee, or to the Corporation and the Trustee by the Holders of at least twenty-five percent in aggregate principal amount of the Senior 2005 Notes;


               (iii) acceleration of maturity of any Indebtedness of the Corporation or any Subsidiary in excess of $50 million principal amount in the aggregate if such acceleration results from a default under the instruments giving rise to such indebtedness and is not annulled within 10 days after written notice of such default, which written notice requires the Corporation to cause such acceleration to be rescinded or annulled and has been given to the Corporation by the Trustee, or to the Corporation and the Trustee by the Holders of at least twenty-five percent in aggregate principal amount of the Senior 2005 Notes; and

               (iv) the entry by a court of competent jurisdiction of one or more judgments or orders against the Corporation or any of its Restricted Subsidiaries in an uninsured aggregate amount in excess of $50 million and such judgment or order is not discharged, waived, stayed or satisfied for a period of 45 consecutive days.

          (b) ACCELERATION. In case an Event of Default of the type described in clause (a) above or in Section 6.01(a), (b) or

(c) of the Indenture shall occur and be continuing with respect to the Senior 2005 Notes, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Senior 2005 Notes then outstanding by notice to the Corporation may declare the principal of the Senior 2005 Notes to be due and payable immediately. If an Event of Default of the type described in Section
6.01 (d) or (e) shall occur and be continuing, all Senior 2005 Notes shall become due and payable immediately without any further action or notice.

          (c) WAIVER OF DEFAULTS. Any Event of Default with respect to the Senior 2005 Notes may be waived, and a declaration of acceleration rescinded, by the holders of a majority in aggregate principal amount of the Senior 2005 Notes except in a case of failure to pay principal or premium, if any, or interest in respect of the Senior 2005 Notes or failure to honor change of control provisions.

          (14) DEFEASANCE. The provisions of Article Twelve of the Indenture relating to defeasance of Securities shall be applicable to the Senior 2005 Notes, except that Section 12.02 of the Indenture as it relates to the Senior 2005 Notes shall be replaced by the following provision:

               SATISFACTION, DISCHARGE AND DEFEASANCE OF SENIOR 2005 NOTES. At the Corporation's option, either (a) the Corporation shall be deemed to have paid and discharged the entire indebtedness on all the Outstanding Senior 2005 Notes and the Trustee, at the expense of the Corporation, shall execute proper instruments acknowledging satisfaction and discharge of such indebtedness, or (b) the Corporation shall cease to be under any obligation to comply with any term, provision, condition or covenant applicable to the Senior 2005 Notes set forth in Section 11.01 of the Indenture and in paragraph 10, 11 and 12 of this resolution authorizing the series of Senior 2005 Notes and the issuance thereof, when:

               (i)  with respect to all Outstanding Senior 2005 Notes,

                    (A) the Corporation shall have deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness of all Outstanding Senior 2005 Notes for principal and interest to the stated maturity; or

                    (B) the Corporation shall have deposited or caused to be deposited with the Trustee as obligations in trust for such purpose such amount of direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is fully guaranteed by, the United States of America, or to the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, maturing as to principal and interest in such amounts and at such times as will, together with the income to accrue thereon (but without reinvesting any proceeds thereof), be sufficient to pay and discharge the entire indebtedness on all Outstanding Senior 2005 Notes for principal and interest to the stated maturity;

               (ii) the Corporation shall have paid or caused to be paid all other sums payable with respect to the Outstanding Senior 2005 Notes;

               (iii) if the Senior 2005 Notes are then listed on any national securities exchange, the Corporation shall have delivered to the Trustee an Opinion of Counsel to the effect that the Corporation's exercise of its option under this provision would not cause such Senior 2005 Notes to be delisted;

               (iv) no Event of Default or event (including such deposit), which with notice or lapse of time would become an Event of Default, with respect to the Senior 2005 Notes shall have occurred and be continuing on the date of such deposit;

               (v) the Corporation shall have delivered to the Trustee an Opinion of Counsel of nationally recognized tax counsel to the effect that Holders of the Senior 2005 Notes will not recognize income, gain or loss for Federal income tax purposes as a result of the Corporation's exercise of its option under this provision and will be subject to Federal income tax in the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised;

               (vi) the Corporation shall have delivered to the Trustee an Opinion of Counsel to the effect that the Corporation's exercise of its option under this provision will not cause any violation of the Investment Company Act of 1940, as amended, on the part of the Corporation, the trust, the trust funds representing the Corporation's deposit or the Trustee; and

               (vii) the Corporation shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Corporation's exercise of its option under this provision have been complied with.

          Any deposits with the Trustee referred to above shall be irrevocable and shall be made under the terms of an escrow trust agreement in form and substance satisfactory to the Trustee.

          For purposes of this provision, "discharged" means that the Corporation shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Senior 2005 Notes and to have satisfied all the obligations under the Indenture relating to the Senior 2005 Notes (and the Trustee, at the expense of the Corporation, shall execute proper instruments acknowledging the same), except (x) the rights of Holders of Senior 2005 Notes to receive, from the trust fund described above, payment of the principal of and interest on such Senior 2005 Notes when such payments are due, (y) the Corporation's obligations with respect to the Senior 2005 Notes under Sections 2.05, 2.07, 4.02 and
     12.03 of the Indenture and (z) the rights, powers, trusts, duties and immunities of the Trustee hereunder.

          (15) CERTAIN MODIFICATIONS. In addition to the restrictions on modifying the Indenture contained in the Indenture, the provisions of paragraph
(11) and clause (g) of paragraph (10) hereof with respect to the obligations of the Corporation to offer to repurchase the Senior 2005 Notes may not be modified or eliminated without the consent of the Holders of not less than two-thirds in principal amount of the Senior 2005 Notes.

          (16) DEFINITIONS. The following definitions shall be applicable to this Resolution:

          "Additional Assets" means any Property (other than cash or cash equivalents) used in or substantially related to the businesses engaged in by the Corporation or its Restricted Subsidiaries as of the Issue Date.

          "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a company or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such company or other Person and
(b) each Unrestricted Subsidiary shall be deemed to be an Affiliate of the Corporation and of each other Restricted Subsidiary and Unrestricted Subsidiary. Notwithstanding the foregoing, no Person (other than the Corporation or any Subsidiary of the Corporation) in whom a Receivables Subsidiary makes an investment solely in connection with a Qualified Receivables Transaction shall be deemed to be an Affiliate of the Corporation or any of its Subsidiaries with respect to such investment (but may be deemed an Affiliate with respect to other transactions, if applicable).

          "Asset Sale" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (an "Assignment") by such Person or any of its Restricted Subsidiaries (including (x) issuances of Capital Stock by any Restricted Subsidiary of such Person and (y) any consolidation, merger or other sale of any such Restricted Subsidiary with, into or to another person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding (z) any Sale and Leaseback Transaction) in any single transaction or series of transactions of (i) shares of Capital Stock (other than directors' shares of Qualified Capital Stock) or other ownership interests of a subsidiary of such Person or (ii) any other Property (other than cash or cash equivalents) of such Person or any of its Restricted Subsidiaries (other than sales within the ordinary course of business) where the Fair Market Value of the shares, ownership interests, or other Property being sold, leased, or otherwise disposed of, in a single transaction or series of transactions, exceeds $25 million (except in the case of issuances of capital stock described in clause (x) above, as to which the $25 million threshold will not apply); provided that the term "Asset Sale" shall not include (a) any Assignment permitted pursuant to clause (j) of paragraph (10) hereof which constitutes a disposition of all or substantially all of the Corporation's assets or properties, (b) any Assignment, consolidation or merger between or among such Person and its wholly-owned Restricted Subsidiaries and any issuance of Capital Stock by a Restricted Subsidiary of such Person to such Person or one or more of its Restricted Subsidiaries, (c) any issuance of Capital Stock by CGC Inc. to employees or directors pursuant to employee benefit plan approved by CGC Inc.'s board of directors or to stockholders pursuant to dividend reinvestment plans, (d) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary, (e) transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction, (f) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (g) the grant of any license of patents, trademarks, registrations therefor and other similar intellectual property or (h) any Assignment of Property to any Joint Venture if, at the time such Assignment is made, the total of such Assignment and all Assignments previously made to Joint Ventures and not returned to the Corporation or its Restricted Subsidiaries in cash or in kind do not in the aggregate exceed 7.5% of the Corporation's consolidated Property, Plant and Equipment as shown or reflected on the Corporation's consolidated balance sheet most recently filed under the Exchange Act. In the case of clauses (d) and (e) above, sales or transfers of accounts receivable and related assets shall not be excluded from the definition of Asset Sale to the extent that the Corporation records debt on its consolidated balance sheet in connection therewith in excess of 90% of the consolidated net book value of the Corporation's accounts receivable as shown or reflected on its books.

          "Attributable Value" means, as to any particular lease under which any Person is at the time liable, other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the greater of (i) the Fair Market Value of the property subject to such lease, or (ii) the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with GAAP, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the interest rate borne by the Senior 2005 Notes compounded semi-annually. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

          "Average Life" means, as of any date, with respect to any debt security or Redeemable Stock that is Preferred Stock, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from such date to the date of each scheduled principal or redemption payment (including any sinking fund or mandatory redemption payment requirements) of such debt or equity security multiplied in each case and (y) the amount of such principal or redemption payment by (ii) the sum of all such principal or redemption payments.


          "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangement conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP. The amount of any such Capital Lease Obligation shall be the capitalized amount thereof, determined in accordance with GAAP and as set forth or reflected in the Corporation's financial statements most recently filed under the Exchange Act.

          "Capital Stock" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to subscribe for or to acquire an equity interest in such Person.

          "Change of Control" means an event or series of events by which
(i)(A) the Corporation consolidates with or merges into any other Person or conveys, transfers or leases all or substantially all of its assets to any Person or group of Persons or (B) any Person consolidates with or merges into the Corporation, in the case of either (A) or (B) pursuant to a transaction or series of transactions (other than a transaction or series of transactions between the Corporation and a wholly owned Restricted Subsidiary of the Corporation if permitted under clause (j) of paragraph (1) hereof) as a result of which the existing shareholders of the Corporation immediately prior thereto would hold less than 50% of the combined voting power of the Voting Stock of the surviving Person, or (ii) any "person" or "group" (each as defined in Section 13(d)(3) and 13d-5 of the Exchange Act) becomes the "beneficial owner" (as defined under Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the total voting power of all classes of Voting Stock of the Corporation, or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors

(together with any new or replacement directors whose election by the Board of Directors or whose nomination for election by the Corporation's stockholders was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; provided that in the event that a Person or group that is beneficial owner of 50% or less of the Voting Stock of the Corporation is able to elect a majority of the Board pursuant to an agreement with another holder or group of holders, a Change of Control will be deemed to have occurred.

          "company" includes corporations, associations, companies and business trusts.

          "Consolidated EBITDA" of any Person means, for any period, the Consolidated Net Income of such Person, increased (to the extent deducted in determining Consolidated Net Income) by the sum of (i) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP,
(ii) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, (iii) depletion, depreciation and amortization expenses of such Person and its Restricted Subsidiaries for such period,
(iv) other non-cash items of such Person and its Restricted Subsidiaries for such period to the extent such non-cash items reduced Consolidated Net Income, MINUS non-cash items for such period to the extent such non-cash items increased the Consolidated Net Income of such Person and its Restricted Subsidiaries; and
(v) items shown as "Other Expense" on the consolidated statement of earnings of such Person and its Restricted Subsidiaries for such period, but only to the extent such items reduced Consolidated Net Income by $3 million or less individually and by $6 million or less in the aggregate on an annualized basis during such period.

          "Consolidated Interest Coverage Ratio" means, as of the Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA of such Person, to (ii) the aggregate Consolidated Interest Expense of such Person, in each case for the Determination Period assuming for the purposes of this measurement the continuation of market interest rates prevailing on the Transaction Date and base interest rates in respect of floating interest rate obligations equal to the base interest rates on such obligations in effect as of the Transaction Date; PROVIDED that if such Person or any of its Restricted Subsidiaries is a party to any Interest Rate Protection Agreements which would have the effect of changing the interest rate on any Indebtedness of such Person or any of its Subsidiaries for such Determination Period (or a portion thereof), the resulting rate shall be used for such Determination

Period or portion thereof; and PROVIDED FURTHER that any Consolidated Interest Expense with respect to debt Incurred or retired by such Person or any of its Restricted Subsidiaries during the Determination Period shall be calculated as if such debt was so Incurred or retired on the first day of the Determination Period; and PROVIDED FURTHER that if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio would have the effect of increasing or decreasing EBITDA, EBITDA shall be calculated on a pro forma basis as if such transaction had occurred on the first day of the Determination Period and if, during the same Determination Period (x) such Person or any of its Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale for such period calculated on a pro forma basis as if such Asset Sale and any related retirement of Indebtedness had occurred on the first day of such period or (y) such Person or any of its Restricted Subsidiaries shall have acquired any material assets or Person outside of the ordinary course of business (including in a pooling of interests transaction), EBITDA shall be calculated on a pro forma basis as if such acquisition had occurred on the first day of such period.

          "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication (i) the sum of (A) the aggregate amount of cash and non-cash interest expense (including capitalized interest and the interest component of any Capital Lease Obligation) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP in respect of Indebtedness (including, without limitation, (x) any amortization of debt discount (but excluding non-cash amortization of debt discount associated with the implementation of the Restructuring), (y) net costs associated with Interest Rate Protection Agreements (including any amortization of discounts) and (z) all accrued interest; (B) Preferred Stock dividends of such Person (and of its Restricted Subsidiaries if paid to a Person other than such Person or its Restricted Subsidiaries) declared and payable in cash multiplied by a fraction the numerator of which is one and the denominator of which is one minus the Corporation's effective tax rate for such period; (C) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP; (D) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation); and (E) to the extent any Indebtedness of any other Person is Guaranteed by such Person or any of its Restricted Subsidiaries, the aggregate amount of interest paid, accrued or scheduled to be paid or accrued, by such other Person during such period attributable to any such Indebtedness, minus (ii) to the extent included in (i) above, amortization or write-off of deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness of such Person and its Restricted Subsidiaries prior to its Stated Maturity; in the case of both (i) and (ii) above, after elimination of intercompany accounts among such Person and its Restricted Subsidiaries and as determined in accordance with GAAP and excluding the amortization of capitalized reorganization debt discount costs associated with the revaluation of assets and liabilities with respect to the Restructuring as determined in accordance with GAAP and as set forth or reflected in the Corporation's financial statements most recently filed under the Exchange Act.

          "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or net loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication,
(i) all items classified as extraordinary, (ii) any net loss or net income of any Person other than such Person and its Restricted Subsidiaries, except to the extent of the amount of dividends or other distributions actually paid to such Person or its Restricted Subsidiaries by such other Person during such period,
(iii) gains or losses in respect of Asset Sales by such Person or its Restricted Subsidiaries, (iv) the net income of any Restricted Subsidiary of such Person to the extent that the payment of dividends or other distributions to such Person is restricted by contract or otherwise, except for any dividends or distributions actually paid by such Restricted Subsidiary to such Person; provided that the net income of all such Restricted Subsidiaries shall be excluded from Consolidated Net Income only to the extent it exceeds $2 million per annum and (v) amortization of excess reorganization value and capitalized reorganization debt discount costs associated with the revaluation of assets and liabilities with respect to the Restructuring, in each case as set forth or reflected in the Corporation's financial statements most recently filed under the Exchange Act.

          "Consolidated Net Tangible Assets" means the aggregate amount of assets (including investments in Unrestricted Subsidiaries, but less applicable reserves and other properly deductible items) minus (i) all liabilities and liability items except (a) indebtedness for money borrowed maturing on, or extendable at the option of the obligor to, a date more than one year from the date of determination thereof, (b) deferred income taxes and (c) stockholders' equity and (ii) the asset value as reflected in the balance sheet of all goodwill, trade names, trademarks, patents, unamortized excess reorganization value, unamortized debt discount and expense and other like intangibles, in each case as determined in accordance with GAAP and as set forth or reflected in the Corporation's consolidated balance sheet most recently filed under the Exchange Act.

          "Consolidated Net Worth" of any Person means the stockholders' equity of such Person and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less amounts attributable to Redeemable Stock of such Person and its Restricted Subsidiaries.

          "Credit Agreement" means the bank credit agreement entered into as of July 27, 1995 between the Corporation, on the one hand, and the banks signatory thereto on the other, and all related notes, collateral documents, guarantees, instruments and other agreements executed in connection therewith, as the same may be amended, modified, supplemented, restated or Refinanced from time to time, under which the Corporation is permitted to borrow up to $500 million.

          "Debt Rating" means the actual rating assigned to the Senior 2005 Notes by Moody's or S&P, as the case may be. (The Indenture provides that the Corporation will use its best efforts to cause both Moody's and S&P to make a rating of the Senior 2005 Notes publicly available, but in the event that either Moody's or S&P does not make a rating of the Senior 2005 Notes publicly available, the Indenture provides that the Corporation shall select any other nationally recognized securities rating agency to make such a rating. In such event, the terms "Moody's" and "S&P," as the case may be, mean, for purposes of this definition, such other nationally recognized securities rating agency.)

          "Default" means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

          "Designated Event" shall be deemed to have occurred at such time as
(a) a Change of Control occurs or (b) a Designated Restricted Payment Event occurs.

          "Designated Restricted Payment Event" means a (i) declaration or payment of any dividend on, or the making of any distribution on account of, the Corporation's capital stock or (ii) purchase, redemption, or acquisition or retirement for value of any capital stock (including any option, warrant or right to purchase capital stock) of the Corporation owned beneficially by a Person other than a wholly owned Restricted Subsidiary of the Corporation, by the Corporation or any Subsidiary of the Corporation, if the aggregate dividends and repurchases referred to in clauses (i) and (ii) above for the consecutive twelve month period ending on the Transaction Date exceeds one half of the Consolidated Net Income of the Corporation for the eight fiscal quarters immediately prior to the Transaction Date for which consolidated financial statements are publicly available.

          "Determination Period" means the four consecutive fiscal quarters for which consolidated financial statements in respect thereof are available immediately prior to the applicable Transaction Date.

          "Domestic Joint Ventures" means Joint Ventures having their primary business operations inside the United States.

          "Domestic Restricted Subsidiary" means a Restricted Subsidiary having its primary business operations inside the United States.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

          "Fair Market Value" means, with respect to the total consideration received pursuant to any Asset Sale or any non-cash consideration received by any Person, the fair market value of such consideration as determined in good faith by the Board of Directors or a committee thereof.

          "Fiscal Year" means, with respect to the Corporation, the twelve consecutive months ending December 31.

          "Foreign Joint Ventures" means Joint Ventures having their primary business operations outside the United States.

          "Foreign Restricted Subsidiary" means a Restricted Subsidiary having its primary business operations outside the United States.

          "Full Rating Category" means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, and C, and (ii) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, and C. In determining whether the rating of the Senior 2005 Notes has decreased by the equivalent of one Full Rating Category, gradation within Full Rating Categories (+ and - for S&P; 1, 2, and 3 for Moody's) shall be taken into account (e.g., with respect to S&P, a decline in rating from BB+ to BB-, or from BB to B+, will constitute a decrease of less than one Full Rating Category.)

          "GAAP" or "generally accepted accounting principles," with respect to any computation required or permitted hereunder shall, except as otherwise specifically provided, mean such accounting principles as are generally accepted in the United States of America at the date of such computation.

          "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing).

          "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), extend, assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence," "Incurred," and "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided that the recording by the Corporation of Indebtedness of a Subsidiary as required in the preparation of consolidated financial statements of the Corporation shall not constitute an "Incurrence" of such Indebtedness by the Corporation for purposes of the covenant contained in clause (a) of paragraph (10); and further provided that a change in GAAP that results in an obligation of a Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness.

          "Indebtedness" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for borrowed money, (ii) any obligation of such Person evidenced by bonds, debentures, notes, Guarantees or other similar instruments, (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person (other than obligations with respect to letters of credit securing obligations entered into in the ordinary course of business of such Person to the extent not drawn on or, if and to the extent drawn on, such drawing is reimbursed promptly following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (iv) any obligation of such Person issued or assumed as the deferred purchase price of Property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) any Capital Lease Obligation of such Person, (vi) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination, (vii) any payment obligation of such Person under Interest Rate Protection Agreements at the time of determination, (viii) the Attributable Value of any obligation of such Person to pay rent or other amounts with respect to any Sale and Leaseback Transaction to which such Person is a party, and (ix) any obligation of the type referred to in clauses (i) through (viii) of this paragraph of another Person secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligations so secured. Notwithstanding the foregoing, the following shall not constitute Indebtedness: (w) obligations Incurred in connection with currency hedges and energy hedges entered into in the ordinary course of business and (x) Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary if such Indebtedness is defeased in accordance with its terms or, in the event that defeasance is not provided for in the instruments defining such Indebtedness, the Corporation irrevocably deposits in trust for the Holders of such Indebtedness money or noncallable obligations issued or fully guaranteed by the United States of America which through the payment of interest and income thereon and principal thereof will provide money, in each case in an amount sufficient to pay all the principal of (and premium on, if any) and interest on such Indebtedness on the dates such payments are due in accordance with the terms thereof and shall pay or cause to be paid all other sums payable with respect thereto. The maximum fixed repurchase price of any Redeemable Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture; provided, however, that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock. The amount of Indebtedness arising from any Guarantee shall be limited to the lesser of (y) the amount of Indebtedness underlying such Guarantee or (z) the limit, if any, on recovery against the Guarantor contained in such Guarantee. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any contingent obligations as described above at such date.

          "Interest Rate Protection Agreement" means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, currency swap agreement or other financial agreement or arrangement designed to protect such Person or its Restricted Subsidiaries against fluctuations in interest rate or currency exchange rates, as in effect from time to time.

          "Investment Grade" means a rating of at least BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody's.

          "Investment Grade Status" shall be deemed to have been reached on the date that the Debt Rating by both Moody's and S&P is Investment Grade.

          "Issue Date" means the first day on which the Senior 2005 Notes are issued.

          "Joint Ventures" means joint ventures or other risk sharing arrangements (which may include partnerships or corporations) the purpose of which is to engage in the same or complementary lines of business as the Corporation or a Restricted Subsidiary or in businesses consistent with the fundamental nature of the operating business of the Corporation or a Restricted Subsidiary.

          "Lien" means, with respect to any Property, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

          "Moody's" means Moody's Investors Service or any successor to the rating agency business thereof.

          "Net Cash Proceeds" from any Asset Sale by any Person or its Restricted Subsidiaries means cash, cash equivalents or readily marketable securities received, net of (i) all reasonable out-of-pocket expenses of such Person or such Restricted Subsidiary incurred in connection therewith, including, without limitation, all legal, title and recording tax expenses, commissions and other fees and expenses (but excluding any finder's fee or broker's fee payable to any Affiliate of such Person) and all federal, state, provincial, foreign and local taxes arising in connection with such Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person or its Restricted Subsidiaries, (ii) all payments made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such Properties in accordance with the terms of any Lien upon or with respect to such Properties or which must, by the terms of such Lien, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale, and
(iii) all distributions and other payments made to minority interest Holders in Restricted Subsidiaries of such Person as a result of such Asset Sale (except for distributions under this clause (iii) made to Affiliates of such Person or Restricted Subsidiaries); provided that, in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person or its Restricted Subsidiaries from escrow, and provided that any non-cash consideration received in connection with an Asset Sale, which is within 90 days converted to cash, shall be deemed to be Net Cash Proceeds at such time and shall thereafter be applied in accordance with clause (j) of paragraph (10) hereof.

          "Permitted Refinancing Indebtedness" means Indebtedness of the Corporation, the proceeds of which are used to Refinance outstanding Indebtedness of the Corporation or any Restricted Subsidiary, provided that
(i) if the Indebtedness being Refinanced is pari passu with or subordinated in right of payment to the Senior 2005 Notes, then such Indebtedness is pari passu with or subordinated in right of payment to, as the case may be, the Senior 2005 Notes at least to the same extent as the Indebtedness being Refinanced,
(ii) such Indebtedness is scheduled to mature no earlier than the Indebtedness being Refinanced and (iii) such Indebtedness has an Average Life at the time such Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced, and (iv) such Indebtedness is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, has an aggregate original issue price) not in excess of the aggregate principal amount then outstanding of the Indebtedness being Refinanced (or if the Indebtedness being Refinanced was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus all interest accrued thereon and all related fees, expenses, and redemption and repurchase premiums (including any payments made in connection with procuring any required lender or similar consents).

          "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

          "Principal Operating Property" means any manufacturing plant, or distribution or research facility, and related facilities located in the United States and owned and operated by the Corporation or any Subsidiary for more than 90 days, other than any facility acquired for the control or abatement of atmospheric pollutants or contaminants, water pollution, noise, odor or other pollution.

          "Priority Indebtedness" means (without duplication) (a) the Capital Lease Obligations and Attributable Value of Sale and Leaseback Transactions of
(x) the Corporation Incurred pursuant to clause (a)(B)(iv) of paragraph (10) hereof or (y) any Restricted Subsidiary of the Corporation Incurred pursuant to clause (b)(A)(iii) of paragraph (10) hereof, (b) Indebtedness or Preferred Stock of any Restricted Subsidiary of the Corporation Incurred pursuant to clause
(b)(A)(vi) of paragraph (10) hereof, (c) Indebtedness of the Corporation Incurred after the Issue Date which is secured by a Lien of the type covered by clause (d) of paragraph (10) hereof, but with respect to which the Senior 2005 Notes are not equally and ratably secured and (d) the Attributable Value of any Sale and Leaseback Transactions referred to in clause (e)(B)(i) of paragraph
(10) hereof to the extent entered into after the Issue Date and not included under clause (a) above.

          "Priority Indebtedness Basket" means the greater of (a) 5% of Consolidated Net Tangible Assets of the Corporation and (b) $225 million.

          "Project Financing" means Indebtedness incurred to finance the construction, development or acquisition of property or assets, with respect to which Indebtedness recourse is limited to (x) the property or assets constituting all or a portion of the project being financed with the proceeds of such Indebtedness and the funds generated from such project upon the completion of such project, (y) the entity undertaking such project if such entity exists for the primary purpose of operating such project, and/or (z) a Restricted or Unrestricted Subsidiary to the extent it Guarantees such Indebtedness; provided that Indebtedness associated with any Guarantee made by a Restricted Subsidiary shall be charged against the Priority Indebtedness Basket (unless to do so would be duplicative).

          "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person.

          "Qualified Capital Stock" means Capital Stock of the Corporation or any of its Restricted Subsidiaries that does not by its terms require any dividends, distributions, mandatory repayment or mandatory redemption prior to the first anniversary following the Stated Maturity of the Senior 2005 Notes.

          "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Corporation or any of its Subsidiaries pursuant to which the Corporation or any of its Subsidiaries may sell, convey or otherwise transfer to (i) a Receivables Subsidiary (in the case of a transfer by the Corporation or any of its Subsidiaries) and (ii) any other person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Corporation or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contacts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

          "Rating Decline" means the occurrence of the following on or within 90 calendar days after the date of public disclosure of the occurrence of a Designated Event (which period will be extended, for a period not to exceed
90 calendar days, so long as the Debt Rating is under publicly announced consideration for possible downgrading by both Moody's and S&P): (i) in the event the Senior 2005 Notes are rated Investment Grade by Moody's or S&P on the earlier of the date immediately preceding the date of the public disclosure of
(w) the occurrence of a Designated Event or (x) (if applicable) the intention of the Corporation to effect a Designated Event, the Debt Rating by both Moody's and S&P shall be below Investment Grade; or (ii) in the event the Senior 2005 Notes are rated below Investment Grade by both Moody's and S&P on the earlier of the date immediately preceding the date of the public disclosure of (y) the occurrence of a Designated Event or (z) (if applicable) the intention of the Corporation to effect a Designated Event, the Debt Rating by each of Moody's and S&P shall be decreased by at least one Full Rating Category.

          "Receivables Subsidiary" means a wholly owned Subsidiary of the Corporation which engages in no activities other than in connection with the financing of accounts receivable and which is designated by or pursuant to the authority of the Board of Directors of the Corporation (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Corporation or any Subsidiary of the Corporation (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Corporation or any Subsidiary of the Corporation in any way other than pursuant to representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Corporation or any Subsidiary of the Corporation, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction and (b) with which neither the Corporation nor any Subsidiary of the Corporation has any obligation to maintain or preserve such Subsidiary's financial condition (other than restrictions on dividends and distributions by such Subsidiary) or cause such Subsidiary to achieve certain levels of operating results. Any such designation shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Corporation giving effect to or authorizing such designation and an officer's certificate certifying that such designation complied with the foregoing conditions.

          "Redeemable Stock" of any Person means any equity security of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise, is required to be redeemed or is redeemable at the option of the Holder thereof, in whole or part, prior to the Stated Maturity of the Senior 2005 Notes, or is exchangeable for debt at any time, in whole or part, prior to the Stated Maturity of the Senior 2005 Notes.

          "Redemption Date" means, when used with respect to any Senior 2005 Note to be redeemed, the date fixed for redemption of such Senior 2005 Note pursuant to the Indenture.

          "Refinance" means, with respect to any Indebtedness, to renew, extend, refinance, refund, replace or repurchase, or be substituted for, such Indebtedness and "Refinancing" means the renewal, extension, refinancing, refunding, replacement or repurchasing of, or substitution for, such Indebtedness.

          "Restricted Payment" means (i) a dividend or other distribution declared or paid on the Capital Stock of the Corporation or to the Corporation's stockholders (in their capacity as such), or declared or paid to any Person other than the Corporation or a Restricted Subsidiary of the Corporation on the

Capital Stock of any Restricted Subsidiary of the Corporation, in each case, other than dividends, distributions or payments payable or made solely in Qualified Capital Stock of the Corporation, (ii) a payment made by the Corporation or any of its Restricted Subsidiaries (other than to the Corporation or any Restricted Subsidiary of the Corporation) to purchase, redeem, acquire or retire any Capital Stock of the Corporation or of a Restricted Subsidiary or
(iii) a payment made by the Corporation or any of its Restricted Subsidiaries to redeem, repurchase, defease (including, but not limited to, in substance or legal defeasance) or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund or mandatory redemption payment, Indebtedness of the Corporation which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Senior 2005 Notes and which was scheduled to mature (after giving effect to any and all options to extend the maturity thereof) on or after the Stated Maturity of the Senior 2005 Notes.

          "Restricted Subsidiary" means (i) prior to the Corporation achieving Investment Grade Status, any Subsidiary of the Corporation which is not an Unrestricted Subsidiary and (ii) following the Corporation achieving Investment Grade Status, any Subsidiary of the Corporation which owns any Principal Operating Property; provided, however, that the definition of Restricted Subsidiary contained in clause (i) above shall continue to apply for the purpose of calculating the Consolidated Interest Coverage Ratio of the Corporation and for the purpose of clause (a)(B)(vi) of paragraph (10) hereof.

          "Restructuring" means the restructuring of the Corporation's debt through the implementation of a "prepackaged" plan of reorganization under the federal bankruptcy laws completed on May 6, 1993.

          "S&P" means Standard & Poor's Rating Group, a division of McGraw-Hill, Inc., or any successor to the rating agency business thereof.

          "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

          "Senior Indebtedness" means, at any date, any outstanding Indebtedness of the Corporation that is pari passu in right of payment with the Senior 2005 Notes.

          "Stated Maturity" means, when used with respect to any security, the date specified in such security as the fixed date on which the principal or redemption price of such security is due and payable and, when used with respect to any installment of interest on a security, the fixed date on which such installment of interest is due and payable. The Stated Maturity of a Capital Lease Obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

          "Subsidiary" of the Corporation means any corporation at least a majority of the shares of the Voting Stock (or the equivalent thereof, in the case of corporations organized outside the United States of America) of which shall at the time be owned, directly or indirectly, by the Corporation or by one or more Subsidiaries or by the Corporation and one or more Subsidiaries.

          "Transaction Date" means the date of any transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio or to determine whether there has been a Designated Event.

          "Unrestricted Subsidiary" means (i) USG Funding Corporation and
(ii) any Subsidiary of the Corporation that the Corporation has classified pursuant to "Restricted and Unrestricted Subsidiaries" as an Unrestricted Subsidiary and that has not been reclassified as a Restricted Subsidiary.

          "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only as long as no senior class of securities has such voting power by reason of any contingency.



          BE IT FURTHER RESOLVED: That the form of the Senior 2005 Note attached hereto as Exhibit A is in all respects approved, and that the execution and delivery of the Senior 2005 Notes as provided in the Indenture is hereby authorized, approved and directed, with such changes therein as the officer executing the same shall approve, such execution to be conclusive evidence of such approval.

          BE IT FURTHER RESOLVED: That the Underwriting Agreement is in all respects approved, and that the execution and delivery of the Underwriting Agreement is hereby authorized, approved and directed.

          BE IT FURTHER RESOLVED: That the Senior 2005 Notes be issued in accordance with the Offering as described in the Preliminary Prospectus and at the times, in the various denominations and for the various consideration to the Corporation as described in the Underwriting Agreement.

          BE IT FURTHER RESOLVED: That the Offering is reasonably necessary or desirable for the Corporation in the conduct of its business.

          BE IT FURTHER RESOLVED: That the Chief Executive Officer, Chief Financial Officer, President, any Vice President, Secretary, or any Assistant Secretary be, and they hereby are, authorized and directed to take such actions and to execute and deliver such instruments and documents and to do such other things as they or any of them shall deem necessary or advisable to effectuate the purposes and intent of the foregoing Resolutions.

          This instrument may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the undersigned have executed this instrument as of the ____ day of August, 1995.


                                        ______________________________
                                        Eugene B. Connolly



                                        ______________________________
                                        William C. Foote



                                        ______________________________
                                        James C. Cotting

                                    EXHIBIT A





                    Form of Senior 2005 Note is attached hereto.

THIS INSTRUMENT MAY BE TRANSFERRED IN WHOLE BUT NOT IN PART BY THE DEPOSITARY TO
A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY
OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO
A SUCCESSOR DEPOSITARY SELECTED OR APPROVED BY THE CORPORATION OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK
CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF
CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, INASMUCH AS
THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
- --------------------------------------------------------------------------------
No. 1                                                            $150,000,000.00

                                 USG CORPORATION
                     % Senior Note due                , 2005

                                                            CUSIP:

          USG CORPORATION, a Delaware corporation (herein called the "Corporation," which terms includes any successor corporation under the Indenture referred to herein), for value received, hereby promises to pay to:

                                   CEDE & CO.

or registered assigns, the principal sum of

                      *ONE HUNDREDS FIFTY MILLION DOLLARS*

on               , 2005.  This Security bears interest on the outstanding
principal amount hereof at the rate of           % per annum.  Such interest is
payable semi-annually in arrears on             and            of each year
(each an "Interest Payment Date"), commencing on           , 1996, until the
principal hereof is paid or made available for payment. Payment of principal and interest will be made in the method and subject to the terms set forth in the provisions appearing on the reverse hereof, which provisions, in their entirety, will for all purposes have the same effect as if set forth at this place.

          No Security will be deemed Outstanding (as defined in the Indenture) for purposes of exercising voting rights of a Holder (as defined in the Indenture) pursuant to the Indenture, unless and until it (or a predecessor Security representing the same Indebtedness) has been issued in accordance with the terms of the Indenture.

          IN WITNESS WHEREOF, USG Corporation has caused this instrument to be duly executed.

                                           USG CORPORATION

Dated:                     , 1995
                                           By:
This is one of the    % Senior Notes
due            , 2005 issued under              Chairman of the Board and Chief
the within-mentioned Indenture.                 Executive Officer



HARRIS TRUST AND SAVINGS BANK,             Attest:
as Trustee

                                                Corporate Secretary
By:

     Authorized Signature

                                 USG CORPORATION
                        % SENIOR NOTE DUE            , 2005

INTEREST. USG CORPORATION, a Delaware corporation (the "Corporation"), promises to pay interest on the outstanding principal amount of this Security at the rate per annum shown on the face of this Security. The Corporation will pay interest semi-annually in arrears on ___________ and __________ of each year, commencing on _________, 1996. Interest on the Securities will accrue from their date of issuance. Interest will be computed on the basis of 360-day year of twelve 30-day months. The Corporation also promises to pay on demand interest on overdue principal at the rate of ____% per annum and interest on overdue installments of interest at the same rate to the extent lawful.

METHOD OF PAYMENT. The Corporation will pay interest on the Securities (except defaulted interest) to the Persons who are registered Holders of Securities at the close of business on ___________ or ___________ (each the "Regular Record Date") next preceding the Interest Payment Date, even though Securities are canceled after the record date and on or before the Interest Payment Date. Any such interest not so punctually paid or duly provided for, and any interest payable on such defaulted interest (to the extent lawful), will forthwith cease to be payable to the Holder on such Regular Record Date and will be payable to the Person in whose name the Security is registered at the close of business on a subsequent record date established by notice given by mail or on behalf of the Corporation to Holders not less than 15 days preceding such subsequent record date, such record date to be not less than five days preceding the date of payment of such defaulted interest. Holders must surrender Securities to a paying agent to collect principal payments. Payment of the principal of and interest on this Security will be made at the office of the Trustee or at any office or agency of the Corporation maintained for that purpose, in such coin or currency of the United States of America which as of the time of payment is legal tender for payment of public and private debt; provided, however, that at the option of the Corporation payment of interest may be made by check mailed to the address of the Person entitled thereto at such Person's registered address as it appears in the Security Registrar maintained for such purpose pursuant to the indenture (as defined hereinafter).

PAYING AGENT AND SECURITY REGISTRAR. The Trustee will initially act as paying agent and Security Registrar. The Corporation may change any paying agent or Security Registrar without notice to any Holder. The Corporation may act in any such capacity.

INDENTURE; SERIES OF SECURITIES. This Security is one of a duly authorized series of securities of the Corporation issued by the Corporation under an indenture, dated as of October 1, 1986 (the "Indenture"), among the Corporation and Harris Trust and Savings Bank (the "Trustee," which term includes all successor trustees under the Indenture.) This Security is one of a series of Securities designated by resolution of a special committee of the Corporation dated as of August __, 1995 (the "Designating Resolution") which are limited in aggregate principal amount of $150,000,000 (such series being the "Securities"). The terms of the Securities include those stated in the Indenture and the Designating Resolution and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. The Securities are subject to all such terms, and Holders are referred to the Indenture, the Designating Resolution and such Act for a statement of such terms. All terms used but not otherwise defined herein have the meanings set forth in the Indenture or the Designating Resolution, as applicable.

DENOMINATIONS, TRANSFER, EXCHANGE. The Securities are in registered form without coupons. The Securities will be in minimum denominations of $1000 or integral multiples thereof. The Securities are registered and transfer of the Securities may be effected only by surrender of the old instrument to the Securities Registrar and issuance of new instruments to the new Holder. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes or other governmental charge that may be imposed in connection therewith. The Security Registrar need not exchange or register the transfer of any Security or portion of a Security selected for redemption. Also, it need not exchange or register the transfer of any Securities for a period of 15 days before a selection of Securities to be redeemed.

PERSONS DEEMED OWNERS. Subject to the terms of the Indenture, the registered Holder of a Security may be treated as its owner for all purposes.

NON-CALLABILITY.  The Securities may not be called for redemption at the option
of the Corporation under the Indenture prior to              , 2000.  On or
after                2000, the Securities may  be called for redemption at the
option of the Corporation at the redemption prices set forth in the Designating Resolution plus accrued interest and as more fully described in the Indenture and Designating Resolution.

AMENDMENTS AND WAIVERS. Subject to certain exceptions, the Indenture or the Securities may be amended with the consent of the Holders of at least a majority in principal amount of the then outstanding securities of each series under the Indenture to be affected (voting as one class). Without the consent of any Holder, the Indenture or the Securities may be amended to, among other things, cure any ambiguity, defect or inconsistency, provide for assumption of the obligations of the Corporation or any Guarantor thereunder or make any change that does not materially adversely affect the rights of any Holder. The Indenture also contains provisions permitting the Holders of a specified percentage in aggregate principal amount of the Securities of any series at the time outstanding on behalf of the Holders of all the Securities of such series (or of all series then outstanding, as the case may be) to waive certain past defaults by the Corporation under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

DEFAULTS AND REMEDIES If an Event of Default with respect to the Securities shall have occurred and be continuing, the principal amount of all the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

NO RECOURSE AGAINST OTHERS. No incorporator, stockholder, officer or director, as such, of the Corporation will have any liability for any obligations of the Corporation under the Indenture or any Security, or for any indebtedness evidenced thereby. Each Holder by accepting a Security waives and releases all such liability.

UNCLAIMED MONEY. If money for the payment of principal of or interest on any Security remains unclaimed for three years, the Trustee or paying agent will pay the money back to the Corporation on demand. After that, Holders entitled to money must look to the Corporation for payment.

DISCHARGE OF INDENTURE. At the option of the Corporation and upon satisfaction of certain conditions specified in the Indenture, either (a) the Corporation will be deemed to have paid and discharged its obligations with respect to the Securities or (b) the Corporation need not comply with certain covenants contained in the Indenture or otherwise applicable to the Securities, in each case upon the irrevocable deposit by the Corporation with the Trustee in trust for the Holders of the Securities an amount of funds or noncallable obligations issued or fully guaranteed by the United States of America sufficient to pay and discharge upon the stated maturity thereof the entire indebtedness evidenced by the Securities, all as more fully provided in the Indenture and the Designating Resolution.

AUTHENTICATION. This Security will not be valid until authenticated by the manual signature of the Trustee.

NEW YORK CONTRACT. The Indenture and each Security will be deemed to be a contract made under the laws of the State of New York, and for all purposes will be construed in accordance with the laws of such State, without giving effect to principles of conflict of laws of such State.

ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (=tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and UNIF GIFT MIN ACT (= Uniform Gifts to Minors Act).

                                 ASSIGNMENT FORM
- --------------------------------------------------------------------------------
               To assign this instrument, fill in the form below:

I or we assign and transfer this instrument to

                               -------------------

                               -------------------

               Insert assignee's soc. sec. or tax I.D. no.

________________________________________________________________________________
          (Print or type assignee's name, address and zip code)


________________________________________________________________________________
________________________________________________________________________________
and irrevocably appoint ________________________________________________________
agent to transfer this instrument on the books of the Corporation. The agency may substitute another to act for him.
________________________________________________________________________________

Dated: _________________________                ________________________________
                                                ________________________________


     NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within instrument in every particular, without alteration or enlargement or any change whatever and must be guaranteed by a commercial bank or trust company having its principal office or a correspondent in the City of New York or by a member of the New York Stock Exchange.